Exhibit 10.2

AGREEMENT

AGREEMENT, dated this 28th day of August 2006 between R&G Financial Corporation, a Puerto Rico corporation (the “Company”), and Mr. Andrés Pérez (the “Executive”).

RECITALS

WHEREAS, the Company desires to be ensured of the Executive’s continued active participation in the business of the Company; and

WHEREAS, the Company desires to enter into an employment agreement with the Executive with respect to Executive’s employment by the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

a. Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(b) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(c) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(d) Disability. Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Securities System.

(e) Notice of Termination. Any purported termination of the Executive’s employment by the Company for any reason, including without limitation for Cause or

Disability, or by the Executive for any reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 9 hereof.

2.	Term of Employment.

(a) The Company hereby employs the Executive as Executive Vice President of the Company and the Executive hereby accepts said employment and agrees to render such services to the Company on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be as of October 1, 2006 until midnight of December 31, 2008 commencing on the date of this Agreement. The Executive shall also become the Company’s Chief Financial Officer effective November 1, 2006. The term of this Agreement, and the employment of the Executive hereunder, may be renewed and extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement. If this Agreement is not so renewed and extended, this Agreement shall automatically terminate and the employment of the Executive shall become month-to-month unless otherwise agreed to by the parties.

(b) During the term of this Agreement, the Executive shall perform such executive services for the Company as may be consistent with the Executive’s titles and from time to time assigned to the Executive by the Company’s Board of Directors.

3.	Compensation and Benefits.

(a) (i) The Company shall compensate and pay the Executive for services during the term of this Agreement at a base annual salary of $500,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Company and may not be decreased without the Executive’s express written consent.

(ii) In addition to Base Salary, the Executive shall be entitled to receive during the term of this Agreement a Guaranteed Bonus of $200,000, payable following each of December 31, 2007 and 2008, which shall be subject to pro rata adjustment based on the months employed in the year to the extent that the Executive terminate the employment agreement or the Company terminates the agreement for cause.

(iii) An additional “Restatement” Bonus in the amounts shown below provided that a complete and final Form 10-K/A for the year 2004 is provided to the Company’s independent auditors for final review and authorization by no later than the following dates:

$125,000 if by November 17, 2006, $100,000 if by November 30,2006, $75,000 if by December 15, 2006 and $50,000 if by December 31, 2006 and nothing if thereafter; $150,000 subject to completion and filing with the SEC of the 2005 Form 10-K by the March 27, 2007 deadline for New York Stock Exchange delisting of the Company’s common stock; $50,000 subject to completion and filing with the SEC of the 2006 Form 10-K filing by June 2007; $50,000 subject to completion and filing with the SEC of the 2007 quarterly filings with the SEC (i.e. March and June Form 10-Qs) by no later than September 31, 2007. Due dates have to be met for any Restatement Bonuses to be paid.

(iv) A Performance Bonus of $100,000 will be paid after December 31, 2007 and $200,000 will be paid after December 31, 2008, provided in each case that Executive’s performance and that of the Company is in accordance with the Company’s financial plan for the period, which shall be subject to the approval of the Board of Directors.

(v) Stock options of 30,000 shares of the Company’s common stock will be issued once the filing of all SEC reports is completed and the Company is up to date and current in all its SEC filings. The stock options will vest and be exercisable in accordance with the Company’s 2004 Stock Option Plan.

(vi) A Signing Bonus of $150,000 shall be paid upon execution of this Agreement.

(b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with then duties and responsibilities, as fixed by the Board of Directors of the Company.

(c) During the term of this Agreement, the Executive shall be entitled to eighteen (18) days paid annual vacation. The Executive shall not be entitled to receive any additional compensation from the Company for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation in excess of 36 days except to the extent authorized by the Board of Directors of the Company.

(d) In the event the Executive’s employment is terminated due to Disability, the Executive may continue coverage for medical and life insurance coverage under COBRA (36 months) and individual policy conversion for life insurance.

(e) The Company shall, during the term of this Agreement, pay the Executive the sum of $2,750 per month as a car allowance.

(f) The Company shall provide up to $15,000 annually for one country club membership.

4. Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Company, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor.

5. Termination.

(a) The Company shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate employment hereunder for any reason.

(b) In the event that (i) the Executive’s employment is terminated by the Company for Cause or (ii) the Executive terminates employment hereunder other than for Disability or death, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c) In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive Base Salary for the duration of the term of this Agreement. In the event of the Executive’s death during the term of the Agreement, the Executive’s estate shall receive Base Salary to the end of the term of this Agreement.

(d) In the event that (i) the Executive’s employment is terminated by the Company for other than Cause, Disability, or the Executive’s death or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Company, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Company, then the Company shall provide the Executive with the compensation otherwise payable pursuant to Section 3(a) hereof.

(e) In the event of change of control of the operation at RG Financial Corp., a $500,000 payment shall be entitled as specified in the Change of Control Agreement. The selling or merger of one of the subsidiaries will not considered as a change of control event.

6. Non-Competition. The Executive agrees that:

(a) During the term of this Agreement, the Executive will not, directly or indirectly, participate in or act as a principal, partner, officer, employee, agent, or consultant to any business entity which is competitive with the business now or hereafter engaged in or conducted by the Company, nor shall the Executive hold greater than 5% of the equity securities of any such business.

(b) For a period of one year following the termination of this Agreement for any reason, the Executive will not, directly or indirectly, solicit for employment, or hire any person who during the term of this Agreement was engaged as an employee or officer of the Company or any of its subsidiary or affiliated companies.

7. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation, Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

The Company : Chairman of the Board and CEO
R&G Financial Corporation
R&G Tower
290 Jesús T. Pinero Avenue
San Juan, Puerto Rico 00918

With a copy to:

Secretary
R&G Financial Corporation
R&G Tower
290 Jesús T. Pinero Avenue
San Juan, Puerto Rico 00918

The Executive:
Mr. Andrés Pérez
313 Rey Felipe
La Villa de Torrimar
Guaynabo, Puerto Rico 00969

10. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the

Board of Directors of the Company to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of Puerto Rico.

12. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

13. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Entire Agreement. This Agreement embodies the entire agreement between the Company and the Executive with respect to the matters agreed to herein. All prior agreements between the Company and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

R-G FINANCIAL CORPORATION

By:	/s/ Víctor J. Galán
Víctor J. Galán
Chairman of the Board and CEO

EXECUTIVE

By:	/s/ Andrés Pérez
Andrés Pérez